Exhibit 99

OTIS REPORTS FIRST QUARTER 2022 RESULTS

Delivers strong first quarter results including mid-single digit organic Service sales growth and high-single digit adjusted EPS growth

•1Q Net sales up 0.2% and organic sales up 3.1% with GAAP EPS up 2.8% and adjusted EPS up 6.9%
•1Q New Equipment orders up 8.8%; backlog up 4%, up 6% at constant currency with growth in all regions
•1Q Maintenance portfolio units were up more than 3%
•1Q GAAP cash flow from operations of $504 million; free cash flow of $474 million, or 152% of net income
•Completed $200 million in share repurchases and repaid $500 million of debt
•Revised full year outlook1, including prior year compares, to exclude Russia business2...expect 2022 organic sales to be up 3 to 4%, adjusted EPS of $3.22 to $3.27 and free cash flow1 of ~$1.6 billion

FARMINGTON, Conn., April 25, 2022 – Otis Worldwide Corporation (NYSE:OTIS) reported first quarter 2022 net sales of $3.4 billion with 3.1% organic growth. GAAP diluted earnings per share (EPS) increased 2.8% to $0.73 and adjusted EPS increased 6.9% to $0.77.

"Otis delivered a strong first quarter with broad based growth in New Equipment orders and maintenance portfolio units, nearly 6% Service organic sales growth, 30 basis points of Otis adjusted margin expansion and high-single digit adjusted EPS growth. In addition, year-to-date, we have made progress on our capital allocation strategy by successfully increasing our ownership in Zardoya Otis that will result in its automatic delisting in early May, repaying $500 million of debt and returning cash to shareholders through $200 million in share repurchases and a more than 20% increase in our dividend," said Judy Marks, Chair, CEO & President. “These achievements, and the progress we are making on our ESG initiatives, demonstrate the strength of our strategy, our ability to execute and the resilience of our business. Looking ahead, despite the intensifying macro challenges, including the impact from the crisis in Ukraine, we expect to achieve 3 to 4% organic sales growth and 10% adjusted EPS growth, at the midpoint."

Key Figures

($ millions, except per share amounts)	Quarter Ended March 31,
	2022	2021	Y/Y	Y/Y (CFX)
Net sales	$3,414	$3,408	0.2%	3.2%
Organic sales				3.1%

GAAP
Operating profit	$526	$509	$17
Operating profit margin	15.4%	14.9%	50 bps
Net income	$311	$308	1.0%
Earnings per share	$0.73	$0.71	2.8%

Adjusted non-GAAP comparison
Operating profit	$542	$533	$9	$29
Operating profit margin	15.9%	15.6%	30 bps
Net income	$329	$312	5.4%
Earnings per share	$0.77	$0.72	6.9%

First quarter net sales of $3.4 billion increased 0.2% versus the prior year, with a 3.1% increase in organic sales.

First quarter GAAP operating profit of $526 million increased $17 million and adjusted operating profit of $542 million increased $9 million and $29 million at constant currency from segment operating profit growth and lower corporate costs. GAAP operating profit also benefited from lower non-recurring separation costs. GAAP and adjusted operating profit margin expanded 50 and 30 basis points to 15.4% and 15.9%, respectively, driven by margin expansion in Service.

GAAP EPS increased 2.8% to $0.73 from operating profit growth and a reduction in share count partially offset by a higher tax rate from the absence of one-time items recorded in the prior year. Adjusted EPS increased 6.9% to $0.77, driven by operating profit growth, a reduction in share count and continued progress to reduce the adjusted effective tax rate.

New Equipment

	Quarter Ended March 31,
($ millions)	2022	2021	Y/Y	Y/Y (CFX)
Net sales	$1,422	$1,458	(2.5)%	(0.6)%
Organic sales				(0.5)%

GAAP
Operating profit	$93	$104	$(11)
Operating profit margin	6.5%	7.1%	(60) bps

Adjusted non-GAAP comparison
Operating profit	$97	$109	$(12)	$(14)
Operating profit margin	6.8%	7.5%	(70) bps

In the first quarter, net sales of $1.4 billion decreased 2.5% with a 0.5% decrease in organic sales. Organic sales growth of mid single digits in EMEA and low single digits in Asia Pacific was more than offset by declines in the Americas and China.

GAAP operating profit of $93 million decreased $11 million and adjusted operating profit of $97 million decreased $12 million as installation productivity and lower bad debt expense was more than offset by $38 million of commodity headwinds and the impact from lower volume. GAAP and adjusted operating profit margin contracted 60 and 70 basis points to 6.5% and 6.8%, respectively.

New Equipment orders were up 8.8% at constant currency with growth in all regions. Americas New Equipment orders were up high single digits, EMEA was up mid-teens and Asia was up mid-single digits, including low single digit growth in China. New equipment backlog increased 4% with 6% growth at constant currency versus prior year.

Service

	Quarter Ended March 31,
($ millions)	2022	2021	Y/Y	Y/Y (CFX)
Net sales	$1,992	$1,950	2.2%	6.0%
Organic sales				5.8%

GAAP
Operating profit	$447	$430	$17
Operating profit margin	22.4%	22.1%	30 bps

Adjusted non-GAAP comparison
Operating profit	$457	$440	$17	$40
Operating profit margin	22.9%	22.6%	30 bps

In the first quarter, net sales of $2.0 billion increased 2.2% with a 5.8% increase in organic sales. Organic maintenance and repair sales increased 5.6% and organic modernization sales increased 6.9%.

GAAP operating profit of $447 million and adjusted operating profit of $457 million each increased $17 million and $40 million at constant currency driven by higher volume, favorable pricing and productivity, partially offset by labor inflation. GAAP and adjusted operating profit margin each expanded 30 basis points to 22.4% and 22.9%, respectively.

Cash flow

	Quarter Ended March 31,
($ millions)	2022	2021	Y/Y
Cash flow from operations	$504	$585	$(81)
Free cash flow	$474	$541	$(67)
Free cash flow conversion	152%	176%

First quarter cash from operations of $504 million decreased $81 million versus prior year as higher GAAP net income was more than offset by working capital improvements that were smaller than prior year. First quarter free cash flow of $474 million decreased $67 million versus prior year.

2022 Outlook1
Otis is revising its full year outlook to exclude Russia2,3:
•Adjusted net sales of ~$14.1 to 14.3 billion, up 0.5 to 1.5%
•Organic sales up 3 to 4%
◦Organic New Equipment sales flat to up 1.5%
◦Organic Service sales up 5 to 6%
•Adjusted operating profit of $2.2 to $2.25 billion, up $40 to $90 million at actual currency; up $105 to $155 million at constant currency
•Adjusted EPS of $3.22 to $3.27, up 9 to 11%; adjusted effective tax rate of approximately 27.7%
•Free cash flow of ~$1.6 billion with conversion of approximately 120% of GAAP net income

1Note: When we provide outlook for organic sales, adjusted operating profit, adjusted effective tax rate and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures generally is not available without unreasonable effort. See “Use and Definitions of Non-GAAP Financial Measures” below for additional information.
2For the purpose of year-over-year comparisons, 2021 has been adjusted to exclude Russia when discussing outlook. Beginning in Q2 2022 Otis will report adjusted results excluding Russia.
3Free cash flow and free cash flow conversion includes Russia results.

About Otis
Otis is the world's leading elevator and escalator manufacturing, installation and service company. We move 2 billion people a day and maintain more than 2.1 million customer units worldwide, the industry's largest maintenance portfolio. Headquartered in Connecticut, USA, Otis is 70,000 people strong, including 41,000 field professionals, all committed to meeting the diverse needs of our customers and passengers in more than 200 countries and territories worldwide. For more information, visit www.otis.com and follow us on LinkedIn, Instagram, Facebook and Twitter @OtisElevatorCo.

Use and Definitions of Non-GAAP Financial Measures
Otis Worldwide Corporation (“Otis”) reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"). We supplement the reporting of our financial information determined under GAAP with certain non-GAAP financial information. The non-GAAP information presented provides investors with additional useful information, but should not be considered in isolation or as substitutes for the related GAAP measures. Moreover, other companies may define non-GAAP measures differently, which limits the usefulness of these measures for comparisons with such other companies. We encourage investors to review our financial statements and publicly filed reports in their entirety and not to rely on any single financial measure. A reconciliation of the non-GAAP measures (referenced in this press release) to the corresponding amounts prepared in accordance with GAAP appears in the attached tables. These tables provide additional information as to the items and amounts that have been excluded from the adjusted measures.

Adjusted net sales, organic sales, adjusted selling, general and administrative (“SG&A”) expense, adjusted operating profit, adjusted net income, adjusted diluted earnings per share (“EPS”), adjusted effective tax rate, adjusted remaining performance obligation ("RPO"), constant currency and free cash flow are non-GAAP financial measures.

Adjusted net sales represents net sales (a GAAP measure), excluding significant items of a non-recurring and/or nonoperational nature (“other significant items”).

Organic sales represents consolidated net sales (a GAAP measure), excluding the impact of foreign currency translation, acquisitions and divestitures completed in the preceding twelve months and other significant items. Management believes organic sales is a useful measure in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Adjusted SG&A expense represents SG&A expense (a GAAP measure), excluding restructuring costs and other significant items.

Adjusted operating profit represents income from continuing operations (a GAAP measure), excluding restructuring costs and other significant items.

Adjusted net interest expense represents net interest expense (a GAAP measure), adjusted for the impacts of non-recurring acquisition related financing costs and related net interest expense pending the completion of a transaction.

The adjusted effective tax rate represents the effective tax rate (a GAAP measure) adjusted for other significant items and the tax impact of restructuring costs and other significant items.

Adjusted net income represents net income attributable to Otis Worldwide Corporation (a GAAP measure), excluding restructuring costs and other significant items, adjusted net interest expense and adjusted effective tax expense. Adjusted EPS represents diluted earnings per share from attributable to common shareholders (a GAAP measure), adjusted for the per share impact of restructuring and other significant items.

Adjusted RPO represents RPO (a GAAP measure) excluding other significant items.

Management believes that adjusted net sales, organic sales, adjusted SG&A, adjusted operating profit, adjusted net income, adjusted EPS, the adjusted effective tax rate and adjusted RPO are useful measures in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Additionally, GAAP financial results include the impact of changes in foreign currency exchange rates ("AFX"). We use the non-GAAP measure “at constant currency” or “CFX” to show changes in our financial results without giving effect to period-to-period currency fluctuations. Under U.S. GAAP, income statement results are translated in U.S. dollars at the average exchange rate for the period presented. Management believes that this non-GAAP measure is useful in providing period-to-period comparisons of the results of the Company’s ongoing operational performance.

Free cash flow is a non-GAAP financial measure that represents cash flow from operations (a GAAP measure) less capital expenditures. Management believes free cash flow is a useful measure of liquidity and an additional basis for assessing Otis’ ability to fund its activities, including the financing of acquisitions, debt service, repurchases of common stock and distribution of earnings to shareholders.

When we provide our expectations for adjusted net sales, organic sales, adjusted operating profit, adjusted net income, adjusted effective tax rate, adjusted EPS and free cash flow on a forward-looking basis, a reconciliation of the differences between the non-GAAP expectations and the corresponding GAAP measures (expected diluted EPS from continuing operations, operating profit, the effective tax rate, net sales and expected cash flow from operations) generally is not available without unreasonable effort due to potentially high variability, complexity and low visibility as to the items that would be excluded from the GAAP measure in the relevant future period, such as unusual gains and losses, the ultimate outcome of pending litigation, fluctuations in foreign currency exchange rates, the impact and timing of potential acquisitions and divestitures, and other structural changes or their probable significance. The variability of the excluded items may have a significant, and potentially unpredictable, impact on our future GAAP results.

Cautionary Statement
This communication contains statements which, to the extent they are not statements of historical or present fact, constitute “forward-looking statements” under the securities laws. From time to time, oral or written forward-looking statements may also be included in other information released to the public. These forward-looking statements are intended to provide management’s current expectations or plans for Otis’ future operating and financial performance, based on assumptions currently believed to be valid. Forward-looking statements can be identified by the use of words such as “believe,” “expect,” “expectations,” “plans,” “strategy,” “prospects,” “estimate,” “project,” “target,” “anticipate,” “will,” “should,” “see,” “guidance,” “outlook,” “medium-term,” “near-term,” “confident,” "goals" and other words of similar meaning in connection with a discussion of future operating or financial performance, the tender offer by Otis to acquire the remaining issued and outstanding shares of Zardoya Otis, S.A (the "Tender Offer") and the separation (the “Separation”) from United Technologies Corporation (now known as Raytheon Technologies Corporation (“RTX”)). Forward-looking statements may include, among other things, statements relating to future sales, earnings, cash flow, results of operations, uses of cash, dividends, share repurchases, tax rates, research & development spend, credit ratings, net indebtedness and other measures of financial performance or potential future plans, strategies or transactions of Otis in connection with the Tender Offer, statements that relate to climate change and our intent to achieve certain environmental, social and governance targets or goals, including operational impacts and costs associated therewith, and other statements that are not historical facts. All forward-looking statements involve risks, uncertainties and other factors that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. For those statements, Otis claims the protection of the safe harbor for forward-looking statements contained in the U.S. Private Securities Litigation Reform Act of 1995. Such risks, uncertainties and other factors include, without limitation: (1) the effect of economic conditions in the industries and markets in which Otis and its businesses operate in the U.S. and globally and any changes therein, including financial market conditions, fluctuations in commodity prices, interest rates and foreign currency exchange rates, levels of end market demand in construction, pandemic health issues (including COVID-19 and variants thereof and the ongoing economic recovery therefrom and their effects on, among other things, global supply, demand and distribution), natural disasters, whether as a result of climate change or otherwise, and the financial condition of Otis’ customers and suppliers; (2) the effect of changes in political conditions in the U.S. and other countries in which Otis and its businesses operate, including the effects of the ongoing conflict between Russia and Ukraine and related sanctions and export controls, on general market conditions, global trade policies and currency exchange rates in the near term and beyond; (3) challenges in the development, production, delivery, support, performance and realization of the anticipated benefits of advanced technologies and new products and services; (4) future levels of indebtedness, capital spending and research and development spending; (5) future availability of credit and factors that may affect such availability, credit market conditions and Otis’ capital structure; (6) the timing and scope of future repurchases of Otis’ common stock ("Common Stock"), which may be suspended at any time due to various factors, including market conditions and the level of other investing activities and uses of cash; (7) fluctuations in prices and delays and disruption in delivery of materials and services from suppliers, whether as a result of COVID-19, the ongoing conflict between Russia and Ukraine or otherwise; (8) cost reduction or containment actions, restructuring costs and related savings and other consequences thereof; (9) new business and investment opportunities; (10) the outcome of legal proceedings, investigations and other contingencies; (11) pension plan assumptions and future contributions; (12) the impact of the negotiation of collective bargaining agreements and labor disputes; (13) the effect of changes in tax, environmental, regulatory (including among other things import/export) and other laws and regulations in the U.S. and other countries in which Otis and its businesses operate, including as a result of the ongoing conflict between Russia and Ukraine; (14) the ability of

Otis to retain and hire key personnel; (15) the scope, nature, impact or timing of acquisition and divestiture activity, the integration of acquired businesses into existing businesses and realization of synergies and opportunities for growth and innovation and incurrence of related costs; (16) the ability to achieve the expected benefits of the Tender Offer and the timing thereof; (17) the ability to achieve the expected benefits of the Separation; (18) the determination by the Internal Revenue Service and other tax authorities that the distribution or certain related transactions should be treated as taxable transactions; and (19) the amount of our obligations and nature of our disputes that have or may hereafter arise under the agreements we entered into with RTX and Carrier Corporation in connection with the Separation. The above list of factors is not exhaustive or necessarily in order of importance. For additional information on identifying factors that may cause actual results to vary from those stated in forward-looking statements, see Otis’ registration statement on Form 10 and the reports of Otis on Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC from time to time. Any forward-looking statement speaks only as of the date on which it is made, and Otis assumes no obligation to update or revise such statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Otis Worldwide Corporation
Condensed Consolidated Statements of Operations

	Quarter Ended March 31,
	(Unaudited)
(amounts in millions, except per share amounts)	2022	2021
Net Sales	$3,414	$3,408
Costs and Expenses:
Cost of products and services sold	2,408	2,389
Research and development	37	35
Selling, general and administrative	459	482
Total Costs and Expenses	2,904	2,906
Other income (expense), net	16	7
Operating profit	526	509
Non-service pension cost (benefit)	—	2
Interest expense (income), net	37	32
Net income before income taxes	489	475
Income tax expense	136	123
Net income	353	352
Less: Noncontrolling interest in subsidiaries' earnings	42	44
Net income attributable to Otis Worldwide Corporation	$311	$308

Earnings Per Share of Common Stock:
Basic	$0.73	$0.71
Diluted	$0.73	$0.71
Weighted Average Number of Shares Outstanding:
Basic shares	424.2	431.6
Diluted Shares	427.7	433.7

Otis Worldwide Corporation
Segment Net Sales and Operating Profit

	Quarter Ended March 31,		Quarter Ended March 31,
	(Unaudited)		(Unaudited)
(dollars in millions)	2022		2021
	Reported	Adjusted	Reported	Adjusted
Net Sales
New Equipment	$1,422	$1,422	$1,458	$1,458
Service	1,992	1,992	1,950	1,950
Consolidated Net Sales	$3,414	$3,414	$3,408	$3,408

Operating Profit
New Equipment	$93	$97	$104	$109
Service	447	457	430	440
Segment Operating Profit	540	554	534	549
General corporate expenses and other	(14)	(12)	(25)	(16)
Consolidated Operating Profit	$526	$542	$509	$533

Segment Operating Profit Margin
New Equipment	6.5%	6.8%	7.1%	7.5%
Service	22.4%	22.9%	22.1%	22.6%
Total Operating Profit Margin	15.4%	15.9%	14.9%	15.6%

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted Operating Profit & Operating Profit Margin

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions)	2022	2021

New Equipment
Net sales	$1,422	$1,458
GAAP Operating profit	93	104
Restructuring	4	5
Adjusted New Equipment Operating Profit	$97	$109
Adjusted operating profit margin	6.8%	7.5%

Service
Net sales	$1,992	$1,950
GAAP Operating profit	447	430
Restructuring	10	10
Adjusted Service Operating Profit	$457	$440
Adjusted Operating Profit Margin	22.9%	22.6%

Adjusted general corporate expenses and other	$(12)	$(16)

Adjusted Total Operating Profit	$542	$533

Total Otis
GAAP Operating profit	$526	$509
Restructuring	14	15
One-time separation costs, net	2	9
Adjusted Total Operating Profit	$542	$533
Adjusted Operating Profit Margin	15.9%	15.6%

Otis Worldwide Corporation
Reconciliation of Reported (GAAP) to Adjusted (Non-GAAP) Net Income, Earnings Per Share, and Effective Tax Rate

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions, except per share amounts)	2022	2021
Adjusted Operating Profit	$542	$533
Non-service pension cost (benefit)	—	2
Net interest expense [1]	32	32
Adjusted income from operations before income taxes	510	499
Income tax expense	136	123
Tax impact on restructuring and non-recurring items	3	3
Non-recurring tax items	—	17
Adjusted net income from operations	371	356
Noncontrolling interest	42	44
Adjusted net income attributable to Otis Worldwide Corporation	$329	$312

GAAP net income attributable to common shareholders	$311	$308
Restructuring	14	15
Zardoya Otis Tender Offer finance costs [1]	5	—
One-time separation costs, net	2	9
Tax effects of restructuring, non-recurring items and other adjustments	(3)	(3)
Non-recurring tax items	—	(17)
Adjusted net income attributable to common shareholders	$329	$312

Diluted Earnings Per Share	$0.73	$0.71
Impact to diluted earnings per share	0.04	0.01
Adjusted Diluted Earnings Per Share	$0.77	$0.72

Effective Tax Rate	27.8%	25.9%
Impact of adjustments on effective tax rate	(0.5)%	2.8%
Adjusted Effective Tax Rate	27.3%	28.7%

1 Otis incurred interest costs associated with financing the Zardoya Otis Tender Offer. Interest expense for the current quarter is reflected as adjusted without those costs.

Otis Worldwide Corporation
Components of Changes in Net Sales

Quarter Ended March 31, 2022 Compared with Quarter Ended March 31, 2021

	Factors Contributing to Total % Change in Net Sales
	Organic	FX Translation	Acquisitions / Divestitures, net	Total
New Equipment	(0.5)%	(1.9)%	(0.1)%	(2.5)%
Service	5.8%	(3.8)%	0.2%	2.2%
Maintenance and Repair	5.6%	(3.9)%	0.2%	1.9%
Modernization	6.9%	(3.4)%	—%	3.5%
Total Net Sales	3.1%	(3.0)%	0.1%	0.2%

Components of New Equipment Backlog

Growth %
Q1 2022
New Equipment Backlog increase at actual currency	4%
Foreign exchange impact to New Equipment Backlog	2%
New Equipment Backlog at constant currency	6%

Otis Worldwide Corporation
Reconciliation of Adjusted Operating Profit at Constant Currency

Quarter Ended March 31, 2022 Compared with Quarter Ended March 31, 2021

(dollars in millions)	2022	2021	Y/Y
New Equipment
Adjusted Operating Profit	$97	$109	$(12)
Impact of foreign exchange	(2)		(2)
Adjusted Operating Profit at constant currency	$95	$109	$(14)

Service
Adjusted Operating Profit	$457	$440	$17
Impact of foreign exchange	23		23
Adjusted Operating Profit at constant currency	$480	$440	$40

Otis Consolidated
Adjusted Operating Profit	$542	$533	$9
Impact of foreign exchange	20		20
Adjusted Operating Profit at constant currency	$562	$533	$29

Otis Worldwide Corporation
Condensed Consolidated Balance Sheet

	March 31, 2022	December 31, 2021
(amounts in millions)	(Unaudited)
Assets
Cash and cash equivalents	$1,235	$1,565
Restricted cash	1,841	1,910
Accounts receivable, net	3,262	3,232
Contract assets	538	550
Inventories, net	626	622
Other current assets	342	382
Total Current Assets	7,844	8,261
Future income tax benefits	311	335
Fixed assets, net	757	774
Operating lease right-of-use assets	542	526
Intangible assets, net	397	419
Goodwill	1,636	1,667
Other assets	308	297
Total Assets	$11,795	$12,279

Liabilities and Equity (Deficit)
Short-term borrowings	$51	$24
Accounts payable	1,507	1,556
Accrued liabilities	1,754	1,993
Contract liabilities	2,930	2,674
Total Current Liabilities	6,242	6,247
Long-term debt	6,694	7,249
Future pension and postretirement benefit obligations	547	558
Operating lease liabilities	386	336
Future income tax obligations	261	267
Other long-term liabilities	606	606
Total Liabilities	14,736	15,263

Redeemable noncontrolling interest	1,981	160
Shareholders' Equity (Deficit):
Common Stock and additional paid-in capital	121	119
Treasury Stock	(925)	(725)
Accumulated deficit	(3,529)	(2,256)
Accumulated other comprehensive income (loss)	(696)	(763)
Total Shareholders' Equity (Deficit)	(5,029)	(3,625)
Noncontrolling interest	107	481
Total Equity (Deficit)	(4,922)	(3,144)
Total Liabilities and Equity (Deficit)	$11,795	$12,279

Otis Worldwide Corporation
Condensed Consolidated Statement of Cash Flows

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions)	2022	2021
Operating Activities:
Net income from operations	$353	$352
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	48	51
Stock compensation cost	13	14
Change in:
Accounts receivable, net	(51)	(14)
Contract assets and liabilities, current	278	328
Inventories, net	(14)	(39)
Accounts payable	(36)	29
Pension contributions	(12)	(13)
Other operating activities, net	(75)	(123)
Net cash flows provided by operating activities	504	585
Investing Activities:
Capital expenditures	(30)	(44)
Investments in businesses and intangible assets, net of cash acquired	(8)	(24)
Proceeds from sale of (investments in) marketable securities, net	(7)	(18)
Other investing activities, net	28	36
Net cash flows used in investing activities	(17)	(50)
Financing Activities:
Increase (decrease) in short-term borrowings, net	26	(342)
Issuance of long-term debt, net	—	199
Payment of debt issuance costs	—	(2)
Repayment of long-term debt	(500)	—
Dividends paid on Common Stock	(102)	(87)
Repurchases of Common Stock	(200)	(300)
Dividends paid to noncontrolling interest	(33)	(32)
Other financing activities, net	(14)	(10)
Net cash flows provided by (used in) financing activities	(823)	(574)
Summary of Activity:
Net cash provided by operating activities	504	585
Net cash used in investing activities	(17)	(50)
Net cash provided by (used in) financing activities	(823)	(574)
Effect of foreign exchange rate changes on cash and cash equivalents	(63)	(17)
Net increase (decrease) in cash, cash equivalents and restricted cash	(399)	(56)
Cash, cash equivalents and restricted cash, beginning of period	3,477	1,801
Cash, cash equivalents and restricted cash, end of period	3,078	1,745
Less: Restricted cash	1,843	20
Cash and cash equivalents, end of period	$1,235	$1,725

Otis Worldwide Corporation
Free Cash Flow Reconciliation

	Quarter Ended March 31,
	(Unaudited)
(dollars in millions)	2022		2021

Net income attributable to Otis Worldwide Corporation	$311		$308
Net cash flows provided by operating activities	$504		$585
Net cash flows provided by operating activities as a percentage of net income attributable to Otis Worldwide Corporation		162%		190%
Capital expenditures	(30)		(44)
Capital expenditures as a percentage of net income attributable to Otis Worldwide Corporation		(10)%		(14)%
Free cash flow	$474		$541
Free cash flow as a percentage of net income attributable to Otis Worldwide Corporation		152%		176%